[DOHERTY RUMBLE & BUTLER LOGO]

                                 (612) 340-5569

May 24, 1996

The Toro Company
8111 Lyndale Avenue South
Bloomington, MN  55420

Re:  Registration Statement on Form S-3

Gentlemen:

In connection with the Registration Statement on Form S-3 filed by The Toro Company (the "Company") with the Securities and Exchange Commission relating to 67,687 shares of Common Stock, $1.00 par value per share (the "Common Stock"), and up to 67,687 related Preferred Share Purchase Rights (the "Rights") of the Company, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purpose of rendering this opinion, it is our opinion that:

1. The shares of Common stock being offered by the Company, when issued and paid for as contemplated by such Registration Statement, will be legally issued, fully paid and nonassessable; and

2. The Rights, if and when issued as contemplated by the Rights Agreement dated June 14, 1988 (the "Rights Agreement"), will have been legally issued and entitled to the benefits of the Rights Agreement pursuant to which they will be issued.

We hereby consent to the use of this opinion as an exhibit to the above-captioned Registration Statement, and to the references to our name under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

Very truly yours,

DOHERTY, RUMBLE & BUTLER
PROFESSIONAL ASSOCIATION



By /s/ C. Robert Beattie
  -----------------------
  C. Robert Beattie


0120638